Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

For immediate release

RURAL/METRO CORPORATION ANNOUNCES PASSING OF

LOUIS A. WITZEMAN, FOUNDER AND CHAIRMAN EMERITUS

SCOTTSDALE, Arizona (September 2, 2004) – It is with great sadness that Rural/Metro Corporation (OTCBB: RURL) announces the passing of its founder and Chairman Emeritus, Louis A. Witzeman, Jr. Mr. Witzeman passed away tonight in Scottsdale following an extended illness. He was 79.

Jack Brucker, President and Chief Executive Officer, said, “We are saddened to lose a colleague, friend, and longtime industry leader. We honor Lou’s lifetime of dedicated service to Rural/Metro. He was a respected leader, whose innovation and hard work created the foundation of our company. Our sympathy goes out to his family at this difficult time.”

Since its founding in 1948, Rural/Metro has grown to one of the nation’s largest private providers of medical transportation and fire protection services. In 2000, Mr. Witzeman was named among the 20TH century’s Top 20 most influential leaders in the U.S. fire industry by Fire Chief magazine. In 2001, he was inducted into the Arizona Fire Marshal’s Hall of Fame.

Today, Rural/Metro’s 9,000 employees serve more than 400 communities in 23 states. Mr. Witzeman, who retired from Rural/Metro in 1981, served on the Company’s Board of Directors until his death.

In more than a half century of service to the U.S. fire industry, Mr. Witzeman devoted himself to a wide variety of fire-related organizations, committees and associations. They include his role as a founding member and trustee of the National Fire Protection Association (NFPA) Research Foundation, a member of the NFPA Advisory Council, member and former chairman of the NFPA Forest and Rural Technical Committee, and member and past president of the Private Emergency Services Association.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and more than 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

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